EXHIBIT 99.1

COMMONWEALTH EDISON COMPANY

COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended March 31,
(In millions)	2008	2007
Operating revenues
Operating revenues	$1,439	$1,488
Operating revenues from affiliates	1	2

Total operating revenues	1,440	1,490

Operating expenses
Purchased power	456	588
Purchased power from affiliate	385	380
Operating and maintenance	206	195
Operating and maintenance from affiliates	43	49
Depreciation and amortization	111	107
Taxes other than income	69	80

Total operating expenses	1,270	1,399

Operating income	170	91

Other income and deductions
Interest expense	(96)	(68)
Interest expense to affiliates, net	(9)	(15)
Equity in losses of unconsolidated affiliates	(2)	(2)
Other, net	4	2

Total other income and deductions	(103)	(83)

Income before income taxes	67	8
Income taxes	26	3

Net income	41	5

Other comprehensive income, net of income taxes
Change in unrealized gain on cash-flow hedges	—	3

Other comprehensive income	—	3

Comprehensive income	$41	$8

See the Notes to Consolidated Financial Statements

COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
(In millions)	2008	2007
Cash flows from operating activities
Net income	$41	$5
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation, amortization and accretion	111	107
Deferred income taxes and amortization of investment tax credits	15	9
Net realized and unrealized mark-to-market transactions	—	(2)
Other non-cash operating activities	58	51
Changes in assets and liabilities:
Accounts receivable	27	(38)
Inventories	(1)	6
Accounts payable, accrued expenses and other current liabilities	(51)	36
Receivables from and payables to affiliates, net	(18)	(142)
Income taxes	8	(4)
Change in restricted cash	11	—
Pension and non-pension postretirement benefit contributions	(1)	(1)
Other assets and liabilities	(84)	(58)

Net cash flows provided by (used in) operating activities	116	(31)

Cash flows from investing activities
Capital expenditures	(255)	(289)
Change in restricted cash	(121)	(2)
Other investing activities	7	3

Net cash flows used in investing activities	(369)	(288)

Cash flows from financing activities
Changes in short-term debt	(370)	280
Issuance of long-term debt	1,136	287
Retirement of long-term debt	(296)	(145)
Retirement of long-term debt to financing trusts	(246)	(86)

Net cash flows provided by financing activities	224	336

(Decrease) increase in cash and cash equivalents	(29)	17
Cash and cash equivalents at beginning of period	87	35

Cash and cash equivalents at end of period	$58	$52

See the Notes to Consolidated Financial Statements

COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)	March 31, 2008	December 31, 2007
ASSETS
Current assets
Cash and cash equivalents	$58	$87
Restricted cash	125	15
Accounts receivable, net
Customer	677	706
Other	195	203
Inventories, net	75	74
Regulatory assets	167	101
Mark-to-market derivative asset with affiliate	89	13
Other	43	42

Total current assets	1,429	1,241

Property, plant and equipment, net	11,289	11,127
Deferred debits and other assets
Regulatory assets	506	503
Investments	43	46
Goodwill	2,625	2,625
Receivables from affiliates	1,796	1,908
Mark-to-market derivative asset with affiliate	465	443
Prepaid pension asset	867	875
Other	605	608

Total deferred debits and other assets	6,907	7,008

Total assets	$19,625	$19,376

See the Notes to Consolidated Financial Statements

COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions)	March 31, 2008	December 31, 2007
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings	$—	$370
Long-term debt due within one year	138	122
Long-term debt to ComEd Transitional Funding Trust due within one year	183	274
Accounts payable	278	289
Accrued expenses	300	367
Payables to affiliates	50	55
Customer deposits	119	119
Regulatory liabilities	92	17
Deferred income taxes	29	33
Other	107	66

Total current liabilities	1,296	1,712

Long-term debt	4,860	4,023
Long-term debt to financing trusts	206	361
Deferred credits and other liabilities
Deferred income taxes and unamortized investment tax credits	2,067	2,049
Asset retirement obligations	170	163
Non-pension postretirement benefit obligations	201	185
Regulatory liabilities	3,365	3,447
Other	894	908

Total deferred credits and other liabilities	6,697	6,752

Total liabilities	13,059	12,848

Commitments and contingencies
Shareholders’ equity
Common stock	1,588	1,588
Other paid-in capital	4,968	4,968
Retained earnings (deficit)	10	(29)
Accumulated other comprehensive income, net	—	1

Total shareholders’ equity	6,566	6,528

Total liabilities and shareholders’ equity	$19,625	$19,376

See the Notes to Consolidated Financial Statements

COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

(Unaudited)

(In millions)	Common Stock	Other Paid-In Capital	Retained Deficit Unappropriated	Retained Earnings Appropriated	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance, December 31, 2007	$1,588	$4,968	$(1,639)	$1,610	$1	$6,528
Net income	—	—	41	—	—	41
Appropriation of retained earnings for future dividends	—	—	(39)	39	—	—
Adjustment of the adoption of Financial Accounting Standards Board Interpretation No. (FIN) 48	—	—	(2)	—	—	(2)
Other comprehensive loss, net of income taxes of $(1)	—	—	—	—	(1)	(1)

Balance, March 31, 2008	$1,588	$4,968	$(1,639)	$1,649	$—	$6,566

See the Notes to Consolidated Financial Statements

COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in millions unless otherwise noted)

1.	Basis of Presentation

Commonwealth Edison Company (ComEd) is a regulated utility engaged principally in the purchase and regulated retail and wholesale sale of electricity and the provision of distribution and transmission services to a diverse base of residential, commercial, industrial and wholesale customers in northern Illinois, including the City of Chicago. ComEd’s retail service territory has an area of approximately 11,300 square miles and an estimated population of eight million. The service territory includes the City of Chicago, an area of about 225 square miles with an estimated population of three million. ComEd has approximately 3.8 million customers.

ComEd is a principal subsidiary of Exelon Corporation (Exelon), which owns more than 99% of ComEd’s common stock. ComEd’s consolidated financial statements include the accounts of ComEd and Commonwealth Edison Company of Indiana, Inc. All intercompany transactions have been eliminated.

The accompanying consolidated financial statements as of March 31, 2008 and 2007 and for the three months then ended are unaudited but, in the opinion of the management of ComEd, include all adjustments that are considered necessary for a fair presentation of its respective financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP). All adjustments are of a normal, recurring nature, except as otherwise disclosed. The December 31, 2007 Consolidated Balance Sheet was taken from audited financial statements. These Notes to Consolidated Financial Statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (SEC) for Quarterly Reports on Form 10-Q. Certain information and note disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. These notes should be read in conjunction with the Notes to Consolidated Financial Statements of ComEd included in ITEM 8 of its 2007 Annual Report on Form 10-K.

2.	New Accounting Pronouncements

SFAS No. 157

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 157, “Fair Value Measurements” (SFAS No. 157). SFAS No. 157 defines fair value for financial accounting and reporting purposes, establishes a framework for measuring fair value and expands disclosures about fair value measurements but does not change the requirements to apply fair value in existing accounting standards. Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal or, in the absence of a principal, the most advantageous market. The standard clarifies that fair value should be based on the assumptions market participants would use when pricing the applicable asset or liability.

SFAS No. 157 was effective and adopted by ComEd as of January 1, 2008. The provisions of SFAS No. 157 are being applied prospectively. The adoption of SFAS No. 157 did not have a material impact on ComEd’s results of operations, cash flows or financial positions. See Note 12 – Fair Value of Financial Assets and Liabilities for additional information regarding the adoption of SFAS No. 157.

In February 2008, the FASB issued FASB Staff Position (FSP) FAS 157-2, “Effective Date of FASB Statement No. 157” (FSP FAS 157-2), which delays the effective date of SFAS No. 157 for all nonrecurring fair value measurements of nonfinancial assets and liabilities until fiscal years beginning after November 15, 2008. ComEd has elected to defer the adoption of the nonrecurring fair value measurement disclosures of nonfinancial assets and liabilities. The adoption of FSP FAS 157-2 is not expected to have a material impact on ComEd’s results of operations, cash flows or financial positions.

SFAS No. 159

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115” (SFAS No. 159). SFAS No. 159 allows an entity to irrevocably elect fair value for the initial and subsequent measurement of certain financial instruments and other items that are not currently required to be measured at fair value. When the fair value option is elected and a company chooses to record eligible items at fair value, the company must report unrealized gains and losses on those items in results of operations at each subsequent reporting date. Additionally, the transition provisions of SFAS No. 159 permit a one-time election for existing positions at the adoption date, with a cumulative-effect adjustment included in opening retained earnings. All future changes in fair value will be reported in results of operations. ComEd did not elect the fair value option allowed by SFAS No. 159.

FSP FIN 39-1

In April 2007, the FASB issued FSP FASB Interpretation No. (FIN) 39-1, “Amendment of FASB Interpretation No. 39” (FSP FIN 39-1). This pronouncement amends FIN 39, “Offsetting of Amounts Related to Certain Contracts,” to permit companies to offset fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) against fair value amounts recognized for derivative instruments executed with the same counterparty under a master netting arrangement. FSP FIN 39-1 was effective for ComEd as of January 1, 2008. In addition, upon the adoption of FSP FIN 39-1, companies were permitted to change their accounting policy to offset or not offset fair value amounts recognized for derivative instruments under master netting agreements. The provisions of FSP FIN 39-1 are not currently applicable to ComEd.

SFAS No. 160

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (SFAS No. 160). SFAS No. 160 clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 requires that changes in a parent’s ownership interest in a subsidiary be reported as an equity transaction in the consolidated financial statements when it does not result in a change in control of the subsidiary. When a change in a parent’s ownership interest results in deconsolidation, a gain or loss should be recognized in the consolidated financial statements. SFAS No. 160 must be applied prospectively as of January 1, 2009, except for the presentation and disclosure requirements, which are required to be applied retrospectively for all periods presented. The adoption of SFAS No. 160 will not have a material impact on ComEd’s results of operations, cash flows or financial positions; however, it could impact future transactions entered into by ComEd.

SFAS No. 161

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (SFAS No. 161). SFAS No. 161 amends and expands the disclosure requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133), by requiring enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. SFAS No. 161 will be effective for ComEd as of January 1, 2009. As SFAS No. 161 provides only disclosure requirements, the adoption of this standard will not have a material impact on ComEd’s results of operations, cash flows or financial positions.

3.	Regulatory Issues

Illinois Settlement Agreement. In July 2007, following extensive discussions with legislative leaders in Illinois, ComEd, Exelon Generation Company, LLC (Generation), and other utilities and generators in Illinois reached an agreement (Settlement) with various parties concluding discussions of measures to address concerns about higher electric bills in Illinois without rate freeze, generation tax or other legislation that ComEd believes would be harmful to consumers of electricity, electric utilities, generators of electricity and the State of Illinois. Legislation reflecting the Settlement (Settlement Legislation) was passed by the Illinois Legislature on July 26, 2007 and was signed into law on August 28, 2007 by the Governor of Illinois. The Settlement and the Settlement Legislation provide for the following, among other things:

•

Voluntary contributions by Illinois electric utilities, their affiliates, and generators of electricity in Illinois of approximately $1 billion over a period of four years to programs to provide rate relief to Illinois electricity customers and funding for the Illinois Power Agency (IPA) created by the Settlement Legislation. Exelon committed to contributing approximately $800 million to rate relief programs over four years (2007-2010) and partial funding for the IPA, which is discussed further below, in addition to approximately $11 million of rate relief credits provided by ComEd from January 1, 2007 through June 14, 2007 under its $64 million rate relief program previously announced. The contributions are recognized in the financial statements of ComEd as rate relief credits are applied to customer bills, or as operating expenses associated with the programs are incurred.

ComEd’s Customers’ Affordable Reliable Energy (CARE) initiative was established prior to the consummation of the Settlement to help mitigate the impacts of electricity rate increases in 2007 on certain customers after the expiration of the retail electric rate freeze transition period in Illinois and includes a variety of energy efficiency, low-income and senior citizen programs.

During the three months ended March 31, 2008, ComEd recognized net costs from its respective contributions pursuant to the Settlement in its Statements of Operations as follows:

	Funded by ComEd		Total credits issued to ComEd customers
Credits to ComEd customers	$1	(a)	$52
Other rate relief programs, including CARE	4	(b)	n/a

Total incurred costs	$5		$52

(a)	Recorded as a reduction in operating revenues.
(b)	Recorded as a charge to operating and maintenance expense.

During the three months ended March 31, 2007, ComEd recognized costs associated with CARE of $3 million. ComEd recognized cumulative net costs during 2007 and through March 31, 2008 from its respective contributions pursuant to the Settlement in its Statements of Operations as follows:

	Funded by ComEd		Total credits issued to ComEd customers
Credits to ComEd customers	$34	(a)	$331
Other rate relief programs, including CARE	12	(b)	n/a

Total incurred costs	$46		$331

(a)	Recorded as a reduction in operating revenues.
(b)	Recorded as a charge to operating and maintenance expense.

•

Electric utilities are required to include cost-effective energy efficiency resources in their plans to meet incremental annual program energy savings goals of 0.2% of energy delivered to retail customers in the year commencing June 1, 2008, increasing annually to 2.0% of energy delivered in the year commencing June 1, 2015 and each year thereafter. Additionally, commencing June 1, 2008 and continuing for a period of ten years, electric utilities must implement cost effective demand response measures to reduce peak demand by 0.1% over the prior year for eligible retail customers. The energy efficiency and demand response goals are subject to rate impact caps each year. Utilities are allowed recovery of costs for energy efficiency and demand response programs, subject to approval by the Illinois Commerce Commission (ICC). Failure to comply with the energy efficiency requirements in the Settlement Legislation would result in ComEd being subject to penalties, including losing control of the programs, and other charges. Pursuant to these requirements, ComEd filed its initial Energy Efficiency and Demand Response Plan with the ICC on November 15, 2007. On February 6, 2008, the ICC issued an order approving substantially all of ComEd’s plan, including cost recovery. This plan begins June 1, 2008 and is designed to meet the Settlement Legislation’s energy efficiency and demand response goals for an initial three-year period, including reductions in delivered energy to all retail customers and in the peak demand of eligible retail customers.

•

The procurement plans developed initially by the electric utilities for 2008 and by the IPA for all years thereafter must include cost-effective renewable energy resources in amounts that equal or exceed 2% of the total electricity that each electric utility supplies to its eligible retail customers by June 1, 2008, increasing to 10% by June 1, 2015, with a goal of 25% by June 1, 2025. All goals are subject to rate impact criteria set forth in the Settlement Legislation. Utilities will be allowed to pass through procurement costs of renewable resources. ComEd is conducting a request for proposal (RFP) to procure renewable energy credits in late April 2008 to be used for compliance with Illinois renewable energy requirements for the period June 2008 through May 2009. Compliance costs will be recovered through rates and supplier fees beginning June 2008.

Illinois Procurement Case and Related Proceedings. In January 2007, ComEd began procuring electricity under supplier forward contracts with various suppliers, including Generation. The supplier forward contracts resulted from an ICC-approved “reverse-auction” competitive bidding process, which permitted recovery by ComEd of its electricity procurement costs from retail customers with no markup. The first procurement auction for ComEd’s entire load occurred in September 2006 and deliveries pursuant to the auction began in January 2007. The energy price that resulted from the first auction is fixed until June 2008, when one-third of the auction contracts will expire. That competitive bidding process, however, was amended by the Settlement Legislation. Under the Settlement Legislation, the IPA will participate in the design of an electricity supply portfolio for ComEd and will administer a competitive process for ComEd to procure its electricity supply resources, for deliveries in the supply period beginning June 2009 with the oversight of the ICC. In the interim, on December 19, 2007, the ICC approved a plan under which ComEd will procure power for the period from June 2008 to May 2009. Under this plan, standard block energy purchases, acquired through an ICC-approved RFP, coupled with purchases of energy, capacity and ancillary services in the spot market, of which a portion of the energy price has been locked in through a financial only hedge with Generation, will be used to replace the portion of the auction contracts scheduled to expire on May 31, 2008. In early March 2008, ComEd completed its RFP pursuant to that plan and the ICC voted to approve the lowest-cost package of bids received as recommended by the procurement administrator. ComEd’s purchases acquired through the RFP represent approximately 14% of its expected energy needs from June 2008 through May 2009. Approximately 19% of ComEd’s expected energy load for the same period has been hedged with its swap with Generation. The prices reflected in the compliance tariff filing following the ICC’s approval of the recent RFP incorporate the applicable PJM Reliability Pricing Model (RPM) capacity prices. As this RFP related to only a portion of ComEd’s load requirement beginning in June 2008, the RPM impacts to overall customer electric rates are not significant. However, as ComEd’s auction contracts expire and energy is procured in the future, the increase in capacity prices associated with recent RPM capacity auctions may have a more significant impact to customer electric rates.

Illinois Rate Cases. On August 31, 2005, ComEd filed a rate case with the ICC to comprehensively revise its tariffs and to adjust rates for delivering electricity effective January 2007 (2005 Rate Case). ComEd proposed a revenue increase of $317 million. During 2006, the ICC issued various orders associated with this case, which resulted in a total annual rate increase of $83 million effective January 2007. ComEd and various other parties have appealed the rate order to the courts. ComEd cannot predict the results or the timing of the appeal. In the event the order is ultimately changed, the changes are expected to be prospective.

On October 17, 2007, ComEd filed a request with the ICC seeking approval to increase its delivery service revenue requirement to reflect its continued investment in delivery service assets since rates were last determined. If approved by the ICC, the total proposed increase of approximately $360 million in the net annual revenue requirement, which was based on a 2006 test year and capital additions projected through the third quarter of 2008, would increase an average residential customer bill by approximately 7.7%. The filing included a storm rider and a system modernization rider. The storm rider would allow for the recovery from or return to customers of the actual costs incurred for storm restoration expense activities relative to a baseline amount. The system modernization rider would allow for certain capital projects to be pre-approved by the ICC into a revenue requirement on a quarterly basis instead of waiting for the next rate case to obtain approval. ICC proceedings relating to the proposed delivery service rates and related riders will occur over a period of up to eleven months. On March 12, 2008, ComEd filed rebuttal testimony that supported an adjusted revenue requirement increase of approximately $355 million. Various intervenors and the ICC staff have filed testimony challenging the amount of the rate increase. The ICC Staff’s testimony indicated that ComEd’s rate increase, after agreeing to the stipulation discussed below, should be approximately $269 million on an annual basis. Various intervenors and the ICC staff have suggested positions in the rate case which, if approved by the ICC, could lead to write-offs, which could be material to ComEd’s results of operations. ComEd cannot predict how much of the requested delivery service rate increase the ICC may approve, if any, when any rate increase may go into effect, or whether any rate increase that may eventually be approved will be sufficient for ComEd to adequately recover its costs when the increase goes into effect. Similarly, ComEd cannot predict whether the riders will be approved by the ICC.

As part of the distribution rate case filed in October 2007, ComEd requested recovery of amounts that were previously recorded as expense. Specifically, ComEd requested recovery of future poly-chlorinated biphenyl (PCB) clean up costs recorded as expense upon the adoption of FIN 47. If approved in late 2008, ComEd would reverse the previously expensed costs and establish a regulatory asset with amortization through 2012. As a result, ComEd would recognize a one-time benefit of approximately $7 million (pre-tax) to reverse the prior unamortized charges. ComEd cannot predict when or whether recovery of these costs will be approved by the ICC.

On April 10, 2008, ComEd and the ICC Staff reached a stipulation covering portions of contested issues in the delivery service rate case filed in 2007 as well as the original cost audit (discussed below). The stipulation, which is conditional upon approval by the ICC, would require ComEd to incur a charge of approximately $20 million (pre-tax) related to various items identified in the original cost audit. The ICC Staff and ComEd agreed to various positions in the rate case related to ComEd’s 2008 capital additions, which had the result of increasing the ICC Staff’s recommended revenue requirement from approximately $112 million to $269 million. Under the terms of the stipulation, ComEd and Staff have agreed to reflect the capital additions for 2007 and the first two quarters of 2008 in ComEd’s rate base. The stipulation eliminates the third quarter 2008 capital additions and provides for the capital additions for 2007 and the first two quarters in 2008. The stipulation does not preclude other parties to the rate case or to any future original cost audit proceeding from taking positions contrary to the stipulation. On April 21, 2008, ComEd filed its surrebuttal testimony, which concurred with the stipulation and reflected the impacts on the revenue requirement which, along with other adjustments, would result in an increase of approximately $314 million if approved by the ICC. Hearings are scheduled during the period from April 28, 2008 to May 5, 2008. Based on typical rate cases, the Administrative Law Judges’ (ALJ) recommended order in the case is expected in July 2008 with a final ICC order in September. If approved by the ICC, ComEd anticipates it would incur the $20 million charge during the third quarter 2008. If the ICC does not approve the stipulation in its entirety, ComEd has reserved the right to pursue the inclusion of third quarter 2008 capital additions in rate base in this proceeding, as well as positions on the results from the original cost audit as described below.

Original Cost Audit. In connection with an April 2006 interim order in ComEd’s 2005 Rate Case, the ICC, with ComEd’s concurrence, ordered an “original cost” audit of ComEd’s distribution assets. In December 2007, the consulting firm presented its findings to the ICC staff regarding accounting methodology, documentation and other matters, along with proposed adjustments. The results of the audit were reported in April 2008 and may become the subject of an ICC proceeding. The audit report recommends gross plant disallowances of approximately $350 million, before reflecting accumulated depreciation. While ComEd believes that many of the consulting firm’s findings are without merit, the ultimate resolution of the audit could result in a disallowance and related write-off of a portion of the original cost of ComEd’s delivery system assets after reflecting the appropriate associated accumulated depreciation and deferred income taxes associated with the disallowances. Approximately $80 million of the disallowed costs identified in the audit were re-allocated to ComEd’s transmission system assets base. Any resulting net adjustment to ComEd’s delivery system assets could affect the determination of ComEd’s revenue requirements in future delivery service rate proceedings, and net plant applied to ComEd’s transmission system assets would affect ComEd’s transmission rates. If the ICC does not approve the stipulation described in the “Illinois Rate Cases” section above, ComEd anticipates challenging the findings of the audit. Under such circumstances, ComEd does not believe a material impact to its results of operations, cash flows or financial position is probable related to the eventual resolution of the original cost audit.

Transmission Rate Case. On March 1, 2007, ComEd filed a request with the Federal Energy Regulatory Commission (FERC) seeking approval to update its transmission rates and change the manner in which ComEd’s transmission rates are determined from fixed rates to a formula rate. ComEd also requested incentive rate treatment for certain transmission projects. In June 2007, FERC issued an order that conditionally approved ComEd’s proposal to implement a formula-based transmission rate effective as of May 1, 2007, but subject to refund, hearing procedures and conditions. Effective May 1, 2007, PJM began billing customers based on the conditional FERC order.

In October 2007, ComEd made a filing with FERC seeking approval of a settlement agreement reached by most active parties and opposed by no party in the transmission rate proceeding. FERC approved the settlement agreement on January 16, 2008. The settlement agreement establishes the agreed-upon treatment of costs and revenues in the determination of network service transmission rates and the process for updating the formula rate calculation on an annual basis. The settlement agreement provides for a base return on equity on transmission rate base of 11.0% plus an adder of 0.50% in recognition of ComEd’s participation in a regional transmission organization, a cap of 58% on the equity component of ComEd’s capital structure (declining to 55% by 2011), and a debt-only return of 6.51% on ComEd’s pension asset. The settlement agreement results in a first-year annual transmission network service revenue requirement increase of approximately $93 million, or a $24 million reduction from the revenue requirement conditionally approved by FERC in its June 5, 2007 order. The formula rate will be updated annually to ensure that customers pay the actual costs of providing transmission services. Management believes that appropriate reserves have been established for transmission revenues that will be refunded in accordance with the settlement agreement. In addition, on January 18, 2008, FERC issued an order on ComEd’s request for rehearing on incentive returns that allows ComEd to include a 1.5% adder to the return on equity for ComEd’s largest transmission project, thereby resulting in a 13% return on equity for the project. The order also authorizes the inclusion of 100% of construction work in progress in rate base for that project but rejects incentive treatment for any other project ComEd has pending. On February 19, 2008, several parties filed a petition for rehearing of FERC’s January 18 order. FERC has not yet ruled on this request.

During the three months ended March 31, 2008, ComEd recognized the effects of the FERC orders approving the settlement and the incentive treatment of the transmission project, as well as the estimated first-year formula rate true up. As a result of these factors, ComEd’s regulatory asset for the transmission formula rate true-up increased by approximately $19 million (pre-tax), partially offset by a reversal of $8 million (pre-tax) of previously recognized allowance for funds used during construction. In calculating the estimated first-year formula rate true up during the first quarter of 2008 and after the filing of ComEd’s 2007 Annual Report on Form 10-K, ComEd identified an adjustment to be made for amounts inadvertently recorded in 2007 related to regulatory assets associated with the first-year formula rate true-up. The impact at ComEd for the regulatory asset adjustment corrected during the three months ended March 31, 2008 reduced net income by $3 million (after tax).

Competitive Electric Generation Suppliers. In November 2007, Illinois Senate Bill (SB) 1299 was enacted into law. Among other things, the new law will generally require utilities to purchase receivables through an ICC tariff from competitive electric generation suppliers for power and energy service provided to the utility’s retail customers with a non-coincident peak demand of less than 400 kw. The law expressly provides for the recovery of the reasonable costs associated with the implementation of the law and ongoing costs of purchasing the receivables including the risk of uncollectible accounts. The new law is not expected to have a material impact on ComEd’s results of operations, cash flows or financial position.

Through and Out (T&O) Rates and Seams Elimination Charge/Cost Adjustment/Assignment (SECA). In November 2004, FERC issued two orders authorizing ComEd to recover amounts for a limited time during a specified transitional period as a result of the elimination of T&O rates for transmission service scheduled out of or across its transmission system and ending within territories of PJM or Midwest Independent Transmission System Operator (MISO). T&O rates were terminated pursuant to FERC orders, effective December 1, 2004. The transition rates, known as SECA, were collected from load-serving entities and paid to transmission owners within PJM and MISO over the period of December 1, 2004 through March 31, 2006, and were subject to refund, surcharge and hearing. As a load-serving entity, ComEd was also required to pay SECA rates during the transitional period based on the benefits it received from the elimination of T&O rates of other transmission owners within PJM and MISO. Since the inception of the SECA rates in December 2004, ComEd has recorded approximately $49 million of SECA collections net of SECA charges. The administrative law judge (ALJ) issued an Initial Decision on August 10, 2006 finding that the transmission owners overstated their lost revenues in their compliance filings and the SECA rate design was flawed. Additionally, the ALJ recommended that the transmission owners should be ordered to refile their respective compliance filings related to SECA rates. ComEd filed exceptions to the Initial Decision and FERC, on review, will determine whether or not to accept the ALJ’s recommendation. There is no scheduled date for FERC to act on this matter. Separately, settlements have been reached by ComEd with various parties. FERC has approved several of these settlements while others are still awaiting FERC approval. Management of ComEd believes that appropriate reserves have been established for the estimated portion of SECA collections that may be required to be refunded. These reserves generally reflect settlements reached to date. The ultimate outcome of the proceeding establishing SECA rates is uncertain, but ComEd does not believe ultimate resolution of this matter will have a material impact on its results of operations, cash flows, or financial positions.

PJM Transmission Rate Design. In July 2006, an ALJ issued an Initial Decision that recommended that FERC implement the postage stamp rate suggested by FERC staff, effective as of April 1, 2006, but also allowed for the potential to phase in rate changes. In April 2007, FERC issued its order on review of the ALJ’s decision. FERC held that PJM’s current rate design for existing facilities is just and reasonable and should not be changed. That is consistent with ComEd’s position in the case. FERC also held that the costs of new facilities should be allocated under a different rate design. FERC held that the costs of new facilities 500 kilovolts (kV) and above should be socialized across the entire PJM footprint and that the costs of new facilities less than 500 kV should be allocated to the beneficiaries of the new facilities. FERC stated that PJM’s stakeholders should develop a standard method for allocating the costs of new transmission facilities lower than 500 kV. In September 2007, a settlement was reached on most of the issues relating to allocating costs of new transmission facilities lower than 500 kV. FERC’s decision on existing facilities leaves the status quo as to existing costs, which is substantially more favorable to ComEd than the ALJ’s decision as to existing facilities. In the short term, based on new transmission facilities approved by PJM, it is likely that allocating the costs of new 500 kV facilities across PJM will increase costs to ComEd, as compared to the allocation methodology in effect before the FERC order. On May 21, 2007, Exelon, on behalf of ComEd, and other parties filed requests for rehearing of FERC’s April 2007 order. On January 31, 2008, FERC denied rehearing on all issues. Several parties have filed petitions in the United States Court of Appeals for review of the decision. ComEd anticipates that all impacts of any rate design changes effective after December 31, 2006 should be recoverable through retail rates, and thus the rate design changes are not expected to have a material impact on ComEd’s results of operations, cash flows or financial position.

PJM-MISO Regional Rate Design. In August 2007, ComEd and several other transmission owners in PJM and MISO, as directed by a FERC order issued in November 2004, filed with FERC to continue the existing transmission rate design between PJM and MISO. On August 22, 2007, additional transmission owners and certain other entities filed protests urging FERC to reject the filing. On January 31, 2008, FERC accepted the filing. On September 17, 2007, a complaint was filed at FERC asking FERC to find that the PJM-MISO rate design was unjust and unreasonable and to substitute a rate design that socializes the costs of all existing and new transmission facilities of 345 kV and above across PJM and MISO. ComEd filed a response in October 2007 stating that FERC should dismiss the complaint without a hearing. On January 31, 2008, FERC denied the complaint. Both FERC orders of January 31, 2008 are the subject of requests for rehearing at FERC and any decision may then be subject to review in the United States Court of Appeals. ComEd cannot predict the outcome of this litigation.

Authorized Return on Rate Base. With the end of the transition and rate freeze period in Illinois, the ICC authorized in the 2005 Rate Case a return on ComEd’s 2004 adjusted test year distribution rate base of 8.01% starting in 2007. As part of the FERC-approved settlement of ComEd’s 2007 transmission rate case discussed above, ComEd agreed to a weighted average debt and equity return on transmission rate base of 9.37% (exclusive of the incentive ROE on the large project discussed above) through May 31, 2008. Subsequently, the weighted average debt and equity return on transmission rate base will be determined by the formula-based rate calculation discussed above.

Market-Based Rates. ComEd is a public utility for purposes of the Federal Power Act and is required to obtain FERC’s acceptance of rate schedules for wholesale sales of electricity. Currently, ComEd has authority to sell power at market-based rates. As is customary with market-based rate schedules, FERC has reserved the right to suspend market-based rate authority on a retroactive basis if it subsequently determines that Generation or any of its affiliates has violated the terms and conditions of its tariff or the Federal Power Act. FERC is also authorized to order refunds if it finds that the market-based rates are not just and reasonable under the Federal Power Act.

On June 21, 2007, FERC issued a Final Rule on Market-Based Rates for Wholesale Sales of Electric Energy, Capacity and Ancillary Services by Public Utilities, which updated and modified the tests that FERC had implemented in 2004. On December 14, 2007, FERC issued an order clarifying some provisions in the Final Rule. On January 14, 2008, ComEd filed an analysis using FERC’s updated screening tests, as required by the Final Rule. The filing demonstrates that under those tests, one called the pivotal supplier test and the other the market share test, ComEd is entitled to continue to sell at market-based rates. On April 4, 2008, FERC requested additional information from ComEd and other transmission owners and their affiliates located in the PJM generators in the PJM region. FERC is not expected to act on the filing until later in 2008. ComEd does not expect that the Final Rule will have a material effect on their results of operations in the short term. The longer-term impact will depend on the future application by FERC of the Final Rule. On April 21, 2008, FERC issued an order on rehearing of its June 21, 2007 order. ComEd is evaluating what impact, if any, the rehearing order will have on its results of operations.

On March 12, 2008, the ICC intervened in the proceeding on the ComEd filing. The ICC indicated it has no objection to FERC authorizing Exelon affiliates to continue making market-based sales; but the ICC argued that existing waivers of FERC rules on affiliate transactions should no longer apply between ComEd and its affiliates. If FERC adopts the ICC’s position, (i) no wholesale sale of electric energy could be made between ComEd and a market-regulated power sales affiliate, such as Generation without first receiving FERC authorization for the transaction; (ii) sales of any non-power goods or services by ComEd to a market-regulated power sales affiliate, such as Generation, or nonutility affiliate must be at the higher of cost or market price; (iii) except as provided in (iv) below, ComEd may not purchase or receive non-power goods and services from a market-regulated power sales affiliate, such as Generation, or a non-utility affiliate at a price above market; and (iv) ComEd may only purchase or receive non-power goods and services from Exelon Business Services Company, LLC (BSC) at cost. ComEd’s management believes that if the ICC’s proposal is accepted, it would not have a material impact to its results of operations, cash flows or financial positions.

4.	Intangible Assets

Goodwill. As of March 31, 2008 and December 31, 2007, ComEd had goodwill of approximately $2.6 billion. Under the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142), goodwill is tested for impairment at least annually or more frequently if events or circumstances indicate that it is “more likely than not” that goodwill might be impaired, such as a significant negative regulatory outcome. ComEd performs its annual goodwill impairment assessment in the fourth quarter of each year.

Other Intangible Assets. ComEd’s other intangible assets, included in deferred debits and other assets in the balance sheet, consisted of the following as of March 31, 2008 and December 31, 2007:

				Estimated amortization expense
March 31, 2008	Gross	Accumulated Amortization	Net	Remainder of 2008	2009	2010	2011	2012
Chicago settlement – 1999 agreement(a)	$100	$(56)	$44	$2	$3	$3	$3	$3
Chicago settlement – 2003 agreement (b)	62	(18)	44	3	4	4	4	4

Total intangible assets	$162	$(74)	$88	$5	$7	$7	$7	$7

		Accumulated		Estimated amortization expense
December 31, 2007	Gross	Amortization	Net	2008	2009	2010	2011	2012
Chicago settlement – 1999 agreement(a)	$100	$(55)	$45	$3	$3	$3	$3	$3
Chicago settlement – 2003 agreement (b)	62	(17)	45	4	4	4	4	4

Total intangible assets	$162	$(72)	$90	$7	$7	$7	$7	$7

(a)	On March 22, 1999, ComEd entered into a settlement agreement with the City of Chicago (City) to end an arbitration proceeding between ComEd and the City regarding the franchise agreement relative to ComEd’s ability to distribute electricity in the City and a supplemental agreement, whereby ComEd agreed to make payments of $25 million to the City each year from 1999 to 2002. The intangible asset recognized as a result of these payments is being amortized ratably over the remaining term of the franchise agreement. The franchise agreement ends in 2020.
(b)	On February 20, 2003, ComEd entered into separate agreements with the City and with Midwest Generation, LLC (Midwest Generation). Under the terms of the settlement agreement with the City, ComEd agreed to pay the City a total of $60 million over a ten-year period, beginning in 2003, and, among other things, be relieved of a requirement, originally transferred to Midwest Generation upon the sale of ComEd’s fossil plants in 1999, to build a 500 MW generation facility in the City. As required by the settlement, ComEd also made a payment of $2.3 million to a third party on the City’s behalf. The intangible asset recognized as a result of the settlement agreement is being amortized ratably over the remaining term of the franchise agreement. Pursuant to the agreement discussed above, ComEd received payments of $32 million from Midwest Generation to relieve Midwest Generation’s obligation under the fossil sale agreement to build the generation facility in the City. The payments received by ComEd are being recognized ratably (approximately $2 million annually) as an offset to amortization expense over the remaining term of the franchise agreement relative to ComEd’s ability to distribute electricity in the City.

For the three months ended March 31, 2008 and 2007, ComEd’s net amortization expense related to intangible assets was $1 million.

5.	Debt and Credit Agreements

Short-Term Borrowings

ComEd meets its short-term liquidity requirements primarily through borrowings under its credit facility.

As of March 31, 2008, ComEd had access to unsecured revolving credit facilities with aggregate bank commitments of $1 billion. See Note 11 of ComEd’s 2007 Annual Report on Form 10-K for further information regarding the credit facilities.

ComEd had no outstanding credit facility borrowings outstanding at March 31, 2008 and $370 million outstanding at December 31, 2007.

Issuance of Long-Term Debt

During the three months ended March 31, 2008, the following long-term debt was issued:

Type	Interest Rate	Maturity	Amount(a)
First Mortgage Bonds	6.45%	January 15, 2038	$450
First Mortgage Bonds	5.80%	March 15, 2018	700

(a)	Excludes unamortized bond discounts.

Retirement of Long-Term Debt

During the three months ended March 31, 2008, the following long-term debt was retired:

Type	Interest Rate	Maturity	Amount
Subordinated Debentures of ComEd Financing II	8.50%	January 15, 2027	$155
First Mortgage Bonds	3.70%	February 1, 2008	295
ComEd Transitional Funding Trust	5.74%	December 25, 2008	91
Sinking fund debentures	3.875%	January 1, 2008	1

6.	Derivative Financial Instruments

ComEd utilizes derivative instruments to manage exposures to a number of market risks, including changes in interest rates and the impact of market fluctuations in the price of electricity.

The table below provides the activity of accumulated OCI (OCI) for the three months ended March 31, 2007, related to the reclassification from accumulated OCI into results of operations. ComEd had no activity in OCI related to cash-flow hedges for the three months ended March 31, 2008.

Three Months Ended March 31, 2007
Energy-Related Hedges
Accumulated OCI derivative gain (loss) at December 31, 2006	$(4)
Effective portion of changes in fair value	1
Reclassifications from accumulated OCI to net income	2

Accumulated OCI derivative loss at March 31, 2007	$(1)

Interest-Rate Swaps

ComEd may utilize fixed-to-floating interest-rate swaps, which are typically designated as fair-value hedges, as a means to achieve their targeted levels of variable-rate debt as a percent of total debt. In addition, ComEd may utilize interest-rate derivatives to lock in interest-rate levels in anticipation of future financings, which are typically designated as cash-flow hedges.

Cash-Flow Hedges. At March 31, 2008 and December 31, 2007, ComEd did not have any interest rate swaps designated as cash-flow hedges outstanding.

Energy-Related Derivatives

ComEd has entered into a derivative instrument that does not qualify or is not designated as a hedge under SFAS No. 133. ComEd believes this instrument represent economic hedges that mitigate exposure to fluctuations in commodity prices.

The contracts that ComEd has entered into with Generation and other suppliers as part of the initial ComEd power procurement auction and the recent RFP (as further discussed in Note 3—Regulatory Issues) qualify for the normal purchases and normal sales exception to SFAS No. 133. ComEd does not enter into derivatives for proprietary trading purposes.

The following table provides a summary of the fair value balances recorded by ComEd as of March 31, 2008 and December 31, 2007:

	IL Settlement Swap (a)
	March 31, 2008	December 31, 2007
Current assets	$89	$13
Noncurrent assets	465	443

Total mark-to-market energy contract net assets	$554	$456

(a)	Includes current asset of $89 million and $13 million at March 31, 2008 and December 31, 2007, respectively, and includes noncurrent asset of $465 million and $443 million at March 31, 2008 and December 31, 2007, respectively, related to the fair value of ComEd’s five-year financial swap contract with Generation, as described below under “Illinois Settlement Swap Contract”.

Illinois Settlement Swap Contract. In order to fulfill a requirement of the Settlement, ComEd and Generation entered into a five-year financial swap contract effective August 28, 2007, the effect of which is to cause ComEd to pay fixed prices and to cause Generation to pay a market price for a portion of ComEd’s electricity supply requirement. The contract is to be settled net, for the difference between the fixed and market pricing, and the financial terms only cover energy costs and do not cover capacity or ancillary services. ComEd has not elected hedge accounting for this derivative financial instrument and records the fair value of the swap on its balance sheet. However, since the financial swap contract was deemed prudent by the Settlement Legislation, thereby ensuring ComEd of full cost recovery in rates, the change in fair value each period is recorded by ComEd as a regulatory asset or liability. During the three months ended March 31, 2008 and the year ended December 31, 2007, ComEd recorded an increase in regulatory liabilities of $98 million and $456 million, respectively, associated with the swap contract.

Cash-Flow Hedges. For the three months ended March 31, 2007, ComEd’s cash-flow hedge activity impact to pre-tax income based on the reclassification adjustment from accumulated OCI to results of operations was a $4 million pre-tax gain. For the three months ended March 31, 2008, ComEd had no cash flow hedges outstanding.

Other Derivatives. Other derivative contracts are those that do not qualify or are not designated for hedge accounting. For the three months ended March 31, 2008 and 2007, the following net pre-tax mark-to-market gains (losses) relating to changes in the fair values of certain purchased power and sale contracts pursuant to SFAS No. 133 were reported in revenue in the Consolidated Statements of Operations and in net realized and unrealized mark-to-market transactions in the Consolidated Statements of Cash Flows.

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007
Unrealized mark-to-market gains (losses)	$—	$1
Realized mark-to-market gains (losses)	—	1

Total net mark-to-market gains (losses)	$—	$2

Credit Risk Associated with Derivative Instruments

ComEd would be exposed to credit-related losses in the event of non-performance by counterparties that enter into derivative instruments. The credit exposure of derivative contracts, before collateral, is represented by the fair value of contracts at the reporting date.

Under the Illinois auction rules and the supplier forward contracts that ComEd entered into with Generation and the other suppliers, beginning in 2007, collateral postings are one-sided from Generation and the other suppliers only. That is, if market prices have fallen below ComEd’s contracted price levels, ComEd is not required to post collateral; however, when market prices have risen above contracted price levels with ComEd, Generation and the other suppliers are required to post collateral once certain credit limits are exceeded. Under the terms of the five-year financial swap contract between Generation and ComEd, there are no immediate collateral provisions on either party. However, the swap contract also provides that: (1) if ComEd is upgraded to investment grade by Moody’s Investor Service or Standard & Poor’s (S&P) and then is later downgraded below investment grade, or (2) if Generation is downgraded below investment grade by Moody’s Investor Service or S&P, collateral postings would be required by the applicable party depending on how market prices compare to the contracted price levels. As of March 19, 2008, ComEd was upgraded to investment grade by S&P, and therefore, the above condition has been satisfied such that if ComEd is later downgraded, it could be subject to margining depending on market prices at that time. Under no circumstances would collateral postings exceed $200 million from either ComEd or Generation under the swap contract. Settlement Legislation passed in Illinois during 2007 established a new procurement process in place of the procurement auctions. Under the terms of the RFP, collateral postings are required of both ComEd and the counterparty suppliers, including Generation, should exposures between market prices and contracted prices exceed established thresholds outlined in the agreement. Collectively under all of the above-mentioned contracts, as of March 31, 2008, there was no cash collateral posted from Generation to ComEd, or vice versa. However, ComEd had $35 million of cash collateral posted from other suppliers as of March 31, 2008.

7.	Retirement Benefits

Exelon sponsors defined benefit pension plans and postretirement benefit plans for essentially all ComEd employees.

Defined Benefit Pension and Other Postretirement Benefits

ComEd included $25 million and $24 million in capital additions and operating and maintenance expense during the three months ended March 31, 2008 and 2007, respectively for ComEd’s allocated portion of the Exelon-sponsored pension and postretirement benefit plans. ComEd expects to contribute $55 million to the benefit plans in 2008.

401(k) Savings Plan

ComEd participates in a 401(k) savings plan sponsored by Exelon. The plan allows employees to contribute a portion of their income in accordance with specified guidelines. ComEd matches a percentage of the employee contribution up to certain limits. ComEd had matching contributions to the savings plans of $4 million during each of the three months ended March 31, 2008 and 2007.

8.	Income Taxes

ComEd’s effective income tax rate for the three months ended March 31, 2008 was 38.8% as compared to 37.5% for the three months ended March 31, 2007. The increase in the effective tax rate was a result of increased income while permanent differences remained relatively constant as compared to the three months ended March 31, 2007.

Accounting for Uncertainty in Income Taxes

ComEd has $679 million of unrecognized tax benefits as of March 31, 2008. ComEd’s uncertain tax positions have not significantly changed since December 31, 2007.

Other Tax Matters

1999 Sale of Fossil Generating Assets

ComEd has taken certain tax positions, which have been disclosed to the Internal Revenue Service (IRS), to defer the tax gain on the 1999 sale of its fossil generating assets. As of March 31, 2008 and December 31, 2007, deferred tax liabilities related to the fossil plant sale are reflected in ComEd’s Consolidated Balance Sheets with the majority allocated to ComEd and the remainder to Generation. Exelon’s ability to defer all or a portion of this tax liability depends in part on whether its treatment of the sales proceeds, as having been received in connection with an involuntary conversion, is ultimately sustained, either by the IRS or a court, which might ultimately decide the issue. ComEd’s ability to continue to defer the remainder of the tax liability on the fossil plant sale depends also in part on whether its tax characterization of a purchase and leaseback transaction Exelon entered into in connection with the fossil plant sale is respected as a purchase and leaseback (the like-kind exchange transaction), either by the IRS or by a court, which might ultimately decide the issue. In the third quarter of 2007, ComEd received the IRS’ audit report for the taxable period 1999 through 2001, which reflected the full disallowance of the involuntary conversion position and the like-kind exchange transaction. Specifically, the IRS has asserted that the sales proceeds were not received in connection with an involuntary conversion of certain ComEd property rights. In addition, the IRS indicated its position that the ComEd purchase and leaseback transaction is substantially similar to a leasing transaction, known as a sale-in, lease-out (SILO), and, therefore, the IRS is treating it as a “listed transaction” pursuant to IRS guidance issued in 2005. A listed transaction is one which the IRS considers to be a potentially abusive tax shelter. The IRS’ view is that the like-kind transaction did not provide Exelon with a current ownership interest in any property. ComEd disagrees with the IRS’s characterization of its purchase and leaseback as a SILO and believes its position is justified. In addition, the IRS asserted penalties with respect to the involuntary conversion and like-kind exchange transaction. In the third quarter of 2007, ComEd appealed the disallowance of the deferral of gain as well as the assertion of the penalties to IRS Appeals. ComEd will continue to vigorously defend its positions throughout the IRS Appeals process and any subsequent litigation. ComEd believes it is unlikely that the penalties will be ultimately sustained. If ComEd’s management decides to litigate the matter, ComEd may be required to pay the tax and related interest due on the deficiency and file suit for refund.

A successful IRS challenge to ComEd’s positions would accelerate future income tax payments and increase interest expense related to the deferred tax gain that becomes currently payable. As of March 31, 2008, ComEd’s potential cash outflow, including tax and interest (after tax), could be as much as $1.0 billion. If the deferral were successfully challenged by the IRS, it could negatively impact ComEd’s results of operations by as much as $177 million (after tax) related to interest expense. Due to the fact that ComEd believes it is unlikely that the penalty assertion will be ultimately sustained, ComEd has not recorded a reserve for the penalties. Should the IRS prevail in asserting such penalty, it will result in an after-tax charge of $196 million to ComEd’s results of operations. ComEd’s management believes that interest and penalties have been appropriately accounted for in accordance with FIN 48; however, the ultimate outcome of such matters could result in unfavorable or favorable impacts to the results of operations, cash flows and financial positions, and such impacts could be material. The timing of the final resolution of this matter is unknown.

Interest on Tax Refunds

During the first quarter of 2008 and after the filing of the ComEd’s 2007 Annual Report on Form 10-K, ComEd identified adjustments to be made for amounts recorded in 2007 related to a settlement with the IRS of a research and development claim. Upon further review of the settlement and Exelon’s tax sharing agreements, it was determined that $4 million (after tax) of interest expense recorded in the fourth quarter of 2007 upon finalization of the settlement with the IRS and $2 million of interest recorded through retained earnings in the first quarter of 2007 upon the adoption of FIN 48 was inadvertently recorded at Generation and should have been recorded at ComEd. Management believes these amounts are immaterial individually and in the aggregate to any previously issued financial statements, and also immaterial to expected full year results of operations for 2008. Consequently during the three months ended March 31, 2008, ComEd recorded an increase in interest expense of $4 million (after tax) and a reduction in retained earnings of $2 million.

9.	Commitments and Contingencies

For information regarding capital commitments at December 31, 2007, see Note 19 of the Notes to Consolidated Financial Statements within ComEd’s 2007 Annual Report on Form 10-K. All significant contingencies are disclosed below.

Energy Commitments

In March 2008, ComEd entered into procurement contracts to enable ComEd to meet a portion of its customers’ electricity requirements for the period from June 2008 to May 2009. See Note 3—Regulatory Issues for further information. These contracts resulted in an increase in ComEd’s energy commitments of $288 million for the remainder of 2008 and $130 million for 2009.

Commercial and Construction Commitments

ComEd’s commercial and construction commitments as of March 31, 2008, representing commitments potentially triggered by future events, did not change significantly from December 31, 2007, except for the following:

•	ComEd’s letters of credit increased by $5 million primarily as a result of the new procurement contracts.

Environmental Liabilities

General

ComEd’s operations have in the past and may in the future require substantial expenditures in order to comply with environmental laws. Additionally, under Federal and state environmental laws, ComEd is generally liable for the costs of remediating environmental contamination of property now or formerly owned by ComEd and of property contaminated by hazardous substances generated by ComEd.

ComEd owns or leases a number of real estate parcels, including parcels on which their operations or the operations of others may have resulted in contamination by substances that are considered hazardous under environmental laws. ComEd identified 42 sites where former manufactured gas plant (MGP) activities have or may have resulted in actual site contamination. For almost all of these sites, ComEd is one of several Potentially Responsible Parties (PRPs), which may be responsible for ultimate remediation of each location. Of these 42 sites identified by ComEd, the Illinois Environmental Protection Agency has approved the clean up of nine sites. Of the remaining sites identified by ComEd, 21 sites are currently under some degree of active study and/or remediation. ComEd anticipates that the majority of the remediation at these sites will continue through at least 2015. In addition, ComEd is currently involved in a number of proceedings relating to sites where hazardous substances have been deposited and may be subject to additional proceedings in the future.

ComEd and Nicor Gas Company, a subsidiary of Nicor Inc. (Nicor), are parties to an interim agreement under which they cooperate in remediation activities at 38 former MGP sites for which ComEd or Nicor, or both, may have responsibility. Under the interim agreement, costs are split evenly between ComEd and Nicor pending their final agreement on allocation of costs at each site. For most of the sites, the interim agreement contemplated that neither party would pay less than 20%, or more than 80% of the final costs for each site. On April 17, 2006, Nicor submitted a demand for arbitration of the cost allocation for the 38 MGP sites. In July 2007, ComEd and Nicor reached an agreement on the allocation of costs for the MGP sites. On January 3, 2008, ComEd and Nicor executed the definitive written agreement. The agreement is contingent upon ICC approval. Through March 31, 2008, ComEd has incurred approximately $116 million associated with remediation of the sites in question. ComEd’s accrual as of March 31, 2008 for these environmental liabilities reflects the cost allocations contemplated in the definitive agreement.

Based on the final order received in ComEd’s 2005 Rate Case, beginning in 2007, ComEd is recovering MGP remediation costs from customers, through a rider, subject to periodic reconciliation. Such recovery is reflected as a regulatory asset. See Note 10 — Supplemental Financial Information for further information regarding regulatory assets and liabilities.

As of March 31, 2008 and December 31, 2007, ComEd had accrued the following amounts for environmental liabilities:

	March 31, 2008	December 31, 2007
Total environmental investigation and remediation reserve	$76	$77
Portion of total related to MGP investigation and remediation	70	71

ComEd cannot predict the extent to which it will incur other significant liabilities for additional investigation and remediation costs at these or additional sites identified by environmental agencies or others, or whether such costs may be recoverable from third parties, including customers.

General

ComEd is involved in various other litigation matters that are being defended and handled in the ordinary course of business. ComEd maintains accruals for such costs that are probable of being incurred and subject to reasonable estimation. ComEd will record a receivable if it expects to recover costs for these contingencies. The ultimate outcomes of such matters, as well as the matters discussed above, are uncertain and may have a material adverse impact on the ComEd’s results of operations, cash flows or financial positions.

Income Taxes

See Note 8 — Income Taxes for information regarding income tax refund claims and certain tax positions, including the 1999 sale of fossil generating assets.

10.	Supplemental Financial Information

Supplemental Statement of Operations Information

The following tables provide additional information regarding the components of other, net within the Consolidated Statements of Operations and Comprehensive Income of ComEd for the three months ended March 31, 2008 and 2007:

	Three months ended March 31,
	2008	2007
Investment income	$4	$1
AFUDC, equity(a)	(1)	1
Other	1	—

Other, net	$4	$2

(a)	Includes reversal of previously recognized AFUDC resulting from the January 18, 2008 FERC order granting incentive treatment on ComEd’s largest transmission project. See Note 3 – Regulatory Issues for additional information.

Supplemental Cash Flow Information

The following tables provide additional information regarding the components of other non-cash operating activities and other assets and liabilities within ComEd’s Consolidated Statements of Cash Flows for the three months ended March 31, 2008 and 2007:

	Three months ended March 31,
	2008	2007
Other non-cash operating activities:
Pension and non-pension postretirement benefits costs	$25	$24
Equity in losses of unconsolidated affiliates and investments	2	2
Provision for uncollectible accounts	13	7
Amortization of regulatory asset related to debt costs	7	7
Other	11	11

Total other non-cash operating activities	$58	$51

Changes in other assets and liabilities:
Under/over-recovered energy and transmission costs	$(67)	$(67)
Other current assets	(1)	1
Other noncurrent assets and liabilities	(16)	8

Total changes in other assets and liabilities	$(84)	$(58)

Supplemental Balance Sheet Information

The following tables provide information about the regulatory assets and liabilities of ComEd as of March 31, 2008 and December 31, 2007:

	March 31, 2008	December 31, 2007
Regulatory assets
Deferred income taxes	$15	$14
Debt costs	157	152
Severance	132	137
Conditional asset retirement obligations	104	100
MGP remediation costs	65	66
Rate case costs	4	5
Procurement case costs	3	3
Other	26	26

Noncurrent regulatory assets	506	503
Under-recovered energy and transmission costs current asset(a)	167	101

Total regulatory assets	$673	$604

Regulatory liabilities
Nuclear decommissioning	$1,793	$1,905
Removal costs	1,107	1,099
Financial swap with Generation (b)	465	443

Noncurrent regulatory liabilities	3,365	3,447
Financial swap with Generation (b)	89	13
Over-recovered energy and transmission costs current liability (a)	3	4

Total regulatory liabilities	$3,457	$3,464

(a)	The over-recovered or under-recovered energy and transmission costs represent purchased power related costs refundable or recoverable under ComEd’s ICC-approved rates. ComEd pays or earns a rate of return on deferred energy and transmission costs.
(b)	To fulfill a requirement of the Settlement, ComEd entered into a five-year financial swap contract with Generation. Since the swap contract was deemed prudent by the Settlement Legislation, thereby ensuring that ComEd will be entitled to receive full recovery in rates, the changes in fair value each period are recorded by ComEd as a regulatory asset or liability.

The following tables provide information regarding accumulated depreciation and the allowance for uncollectible accounts as of March 31, 2008 and December 31, 2007:

	March 31, 2008	December 31, 2007
Property, plant and equipment:
Accumulated depreciation	$1,725	$1,698
Accounts receivable:
Allowance for uncollectible accounts	49	53

11.	Related-Party Transactions

The financial statements include related-party transactions as presented in the tables below:

	Three Months Ended March 31,
	2008	2007
Operating revenues from affiliates
Generation	$—	$1
ComEd Transitional Funding Trust	1	1

Total operating revenues from affiliates	$1	$2

Purchased power from affiliate
Generation(a)	$385	$380
Operating and maintenance from affiliates
BSC(b)	$43	$49
Interest expense to affiliates, net
ComEd Transitional Funding Trust	$4	$9
ComEd Financing II(c)	2	3
ComEd Financing III	3	3

Total interest expense to affiliates, net	$9	$15
Equity in losses of unconsolidated affiliates
ComEd Funding LLC	$2	$2
Capitalized costs
BSC(b)	$12	$17

	As of March 31, 2008	As of December 31, 2007
Receivables from affiliates (current)
ComEd Transitional Funding Trust	$16	$15
PECO Energy Company (PECO)	1	2

Total receivables from affiliates (current)(d)	$17	$17

Mark-to-market derivative asset with affiliate (current)
Generation(e)	$89	$13
Investments in affiliates
ComEd Funding LLC(f)	$(13)	$(10)
ComEd Financing II(c)	—	10
ComEd Financing III	6	6

Total investments in affiliates(d)	$(7)	$6

Mark-to-market derivative asset with affiliate (noncurrent)
Generation(e)	$465	$443
Receivable from affiliates (noncurrent)
Generation(g)	$1,793	$1,905
Other	3	3

Total receivable from affiliates (noncurrent)	$1,796	$1,908

Payables to affiliates (current)
Generation(a)(h)	$23	$17
BSC(b)	25	26
ComEd Financing II(c)	—	6
ComEd Financing III	1	4
Other	1	2

Total payables to affiliates (current)	$50	$55

Long-term debt to ComEd Transitional Funding Trust and other financing trusts (including due within one year)
ComEd Transitional Funding Trust	$183	$274
ComEd Financing II(c)	—	155
ComEd Financing III	206	206

Total long-term debt due to financing trusts	$389	$635

(a)	Starting January 2007, ComEd began procuring electricity from Generation under a supplier forward contract resulting from the reverse-auction procurement process. See Note 3 — Regulatory Issues for more information.
(b)	ComEd receives a variety of corporate support services from BSC, including legal, human resources, financial, information technology, supply management services. All services are provided at cost, including applicable overhead. A portion of such services is capitalized. Beginning January 1, 2008, certain services previously provided by BSC are performed by ComEd.
(c)	ComEd Financing II was liquidated and dissolved upon repayment of the debt.
(d)	Receivables from affiliates are included in other current assets. Investments in affiliates are included in other noncurrent assets.
(e)	To fulfill a requirement of the Settlement, ComEd entered into a five-year financial swap with Generation.
(f)	In the fourth quarter of 2008, ComEd expects to fully pay off its long-term debt obligations to the ComEd Transitional Funding Trust (which will retire outstanding transition bonds) and expects to receive its current receivable from the ComEd Transitional Funding Trust. Subsequently in 2008, ComEd Funding LLC expects to liquidate its investment in the ComEd Transitional Funding Trust and ComEd expects to liquidate its investment in ComEd Funding LLC.
(g)	ComEd has a long-term receivable from Generation as a result of the nuclear decommissioning contractual construct, whereby, to the extent the assets associated with decommissioning are greater than the applicable ARO at the end of decommissioning, such amounts are due back to ComEd for payment to ComEd’s customers.
(h)	ComEd is issuing rate relief credits to customers as part of the Settlement Legislation. As of March 31, 2008, and December 31, 2007, ComEd had a $32 million and $43 million receivable, respectively, from Generation as Generation is funding a portion of the credits. See Note 3 — Regulatory Issues for additional information.

12.	Fair Value of Financial Assets and Liabilities

Fair Value of Financial Liabilities Recorded at the Carrying Amount

The carrying amounts and fair values of ComEd’s long-term debt as of March 31, 2008 and December 31, 2007 were as follows:

	March 31, 2008		December 31, 2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt (including amounts due within one year)	$4,998	$4,914	$4,145	$4,126
Long-term debt to ComEd Transitional Funding Trust (including amounts due within one year)	183	186	274	277
Long-term debt to other financing trusts	206	148	361	317

Fair values for long-term debt are determined by a valuation model which is based on a conventional discounted cash flow methodology and utilizes assumptions of current market pricing curves.

Adoption of SFAS No. 157

Effective January 1, 2008, ComEd partially adopted SFAS No. 157, which primarily requires expanded disclosure for assets and liabilities recorded on the balance sheet at fair value. As permitted by FSP FAS 157-2, ComEd has elected to defer the adoption of the nonrecurring fair value measurement disclosures of nonfinancial assets and liabilities, such as goodwill and asset retirement obligations until January 1, 2009. The partial adoption of SFAS No. 157 did not have a material impact on ComEd’s results of operations, cash flows or financial positions.

To increase consistency and comparability in fair value measurements, SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:

•

Level 1—quoted prices (unadjusted) in active markets for identical asset or liabilities that ComEd has the ability to access as of the reporting date. Financial assets and liabilities utilizing Level 1 inputs include active exchange-traded equity securities and exchange-based derivatives.

•

Level 2—inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Financial assets and liabilities utilizing Level 2 inputs include fixed income securities, non-exchanged-based derivatives, mutual funds and fair-value hedges.

•

Level 3—unobservable inputs, such as internally-developed pricing models for the asset or liability due to little or no market activity for the asset or liability. Financial assets and liabilities utilizing Level 3 inputs include infrequently-traded non-exchange-based derivatives and commingled investment funds.

Recurring Fair Value Measurements

The following table presents assets measured and recorded at fair value on ComEd’s Consolidated Balance Sheets on a recurring basis and their level within the fair value hierarchy during the three months ended March 31, 2008:

(In millions)	Level 1	Level 2	Level 3(a)	Balance as of March 31, 2008
Assets
Mark-to-market derivative assets	$—	$—	$554	$554
Rabbi trust investments	—	39	—	39 (b)
Total assets	$—	$39	$554	$593

Liabilities
Deferred compensation obligation	$—	$(9)	$—	$(9)

Total liabilities	$—	$(9)	$—	$(9)

Total net assets	$—	$30	$554	$584

(a)	The Level 3 balance is comprised of the current and noncurrent asset of $89 million and $465 million, respectively, related to the fair value of ComEd’s financial swap contract with Generation.
(b)	Excludes $2 million of the cash surrender value of life insurance investments.

The following table presents the fair value reconciliation of Level 3 assets measured at fair value on a recurring basis during the three months ended March 31, 2008:

(In millions)	Mark-to-market derivatives
Balance as of January 1, 2008	$456
Total unrealized / realized gains (losses) included in regulatory liabilities	98

Balance as of March 31, 2008	$554

As of March 31, 2008, no realized or unrealized gains (losses) were included in income for the Level 3 mark-to-market derivative asset measured at fair value on a recurring basis during the three months ended March 31, 2008.

Valuation Techniques Used to Determine Fair Value

The following describes the valuation techniques used to measure the fair value of the assets and liabilities shown in the tables above.

Rabbi Trust Investments. ComEd’s rabbi trust investments were established to hold assets related to deferred compensation plans existing for certain members of ComEd’s executive management and directors. ComEd’s rabbi trust investments are included in investments in the Consolidated Balance Sheets. The rabbi trust investments shown in the fair value table are comprised of mutual funds. The fair value of the shares of the mutual funds is based on observable market prices. However, since the shares of the mutual funds are not exchanged in an active market, they are categorized in Level 2 in the fair value hierarchy.

Mark-to-Market Derivatives. For non-exchange-based derivatives that trade in less liquid markets with limited pricing information, such as the financial swap contract between ComEd and Generation, model inputs generally would include both observable and unobservable inputs. Such instruments are categorized in Level 3.

ComEd may utilize fixed-to-floating interest-rate swaps, which are typically designated as fair-value hedges, as a means to achieve its targeted level of variable-rate debt as a percent of total debt. ComEd uses a calculation of future cash inflows and estimated future outflows related to the swap agreements, which are discounted and netted to determine the current fair value. Additional inputs to the present value calculation include the contract terms, as well as market parameters such as interest rates and volatility. As these inputs are based on observable data and valuations of similar instruments, the interest-rate swaps are categorized in Level 2 in the fair value hierarchy.

See Note 6—Derivative Financial Instruments for further discussion on mark-to-market derivatives.

Deferred Compensation Obligations. ComEd’s deferred compensation plans allow participants to defer certain cash compensation into a notional investment account. ComEd includes such plans in other current and noncurrent liabilities in their Consolidated Balance Sheets. The value of ComEd’s deferred compensation obligations is based on the market value of the participants’ notional investment accounts. The notional investments are comprised primarily of mutual funds, which are based on observable market prices. However, since the mutual funds are not exchanged in an active market, they are categorized in Level 2 in the fair value hierarchy.